Transax International Limited

8th Floor / 5201 Blue Lagoon Drive / Miami / FL / 33126 / USA
Tel: +1 305.629.3090 / Fax: +1 305.629.3092


TRANSAX INTERNATIONAL LIMITED REPORTS RECORD TRANSACTION VOLUME FOR THE FIRST QUARTER 2005

   -  FIRST QUARTER TRANSACTION VOLUME INCREASE 180%
   -  FIRST QUARTER GROSS REVENUES INCREASE TO OVER US$700,000
   -  FIRST QUARTER REVENUES INCREASE 400% COMPARED TO 2004
   -  9TH CONSECUTIVE QUARTER OF POSITIVE TRANSACTION VOLUME AND REVENUE GROWTH

MIAMI, Florida. April 6, 2005 Transax International Limited ("Transax") (OTC Bulletin Board: TNSX) is pleased to report that it has recorded record transaction volume for the first quarter 2005, its 9th consecutive quarter of transaction volume and revenue growth.

During the first quarter 2005, Transax completed 1.3 Million "real time" transactions, a 180% increase compared with the same period in 2004. The first quarter 2005 transaction volume represents a 40% increase as compared to the fourth quarter of 2004. Transax completed 2.8 million transactions during 2004 and projects to undertake more than 8 million transactions during 2005.

During the first quarter 2005 Transax installed 751 Point of Sale (POS) solutions into medical provider locations including 226 overlapping solutions where a single POS unit is used by multiple insurance companies for real time adjudication of medical claims. The company also successfully integrated over 100 work stations at the largest medical laboratory complex in Brazil which is currently generating "real time" adjudication transactions using the company's proprietary server solution for Brazil's largest health insurance company.

For the first quarter of 2005, Transax will report gross revenues in excess of US$700,000 an increase of more than 400% as compared to revenues reported for the same period in 2004.

Commenting on the preliminary results for the first quarter 2005, Stephen Walters President & CEO of Transax stated, "Since commencing our roll out plan, we have now recorded 9 quarters of positive transaction volume and revenue growth and we expect favorable growth rates to continue throughout 2005 as our roll out program gains momentum."


Walters further commented, "Results for March 2005 where we undertook in excess of 550,000 transactions are extremely encouraging and bode well for a further increased performance during the second quarter 2005. The addition of new business, especially the company's recently signed MOU to provide "real time" authorization and adjudication of medical claims in the USA should significantly enhance the company's performance during 2005."

_______________________________________________________________________________
ABOUT TRANSAX INTERNATIONAL LIMITED: Transax is provider of network solutions for healthcare providers and health insurance companies. Its solution enables the "real-time" automation of routine patient eligibility verifications, authorization, claim adjudication, claims processing and payment functions. The "on line" technology has been proven to significantly decrease health insurance claim expenditure. Transax "Total Connectivity" solution operates in "real time" regardless of location or method of claim generation. Transax currently undertakes approximately 550,000 transactions per month and has contracts in place with major health insurers for in excess of 2,500,000 transactions per month.

Web Site : www.transax.com     Email : info@transax.com

Investor Relations Inquiries
Mirador Consulting Inc, Boca Raton, Florida
Contact: Casey Burt
Tel: 877/Mirador or 877-647-2367
Email:cb@miradorconsulting.com


SAFE HARBOR STATEMENT "THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN."









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